EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Prospectus constituting part of this Registration Statement on Form S-4 of Sinclair Broadcast Group, Inc. of our report dated March 10, 1998 relating to the financial statements of Sullivan Broadcast Holdings, Inc., which appears in such Prospectus. We also consent to the reference to us under the headings "Experts" in such Prospectus.


Price Waterhouse LLP
Boston, MA
May 5, 1998